Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Steven C. Mayer
Executive Vice President & Chief Financial Officer
240/314-4400
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES ANNOUNCES AGREEMENT TO EXIT FACILITY AT
9800 MEDICAL CENTER DRIVE

- Action Will Make $76 Million in Additional Cash Available on Balance Sheet -

     ROCKVILLE, Maryland — December 22, 2004 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today that it has completed an agreement under which the company will exit the facility at 9800 Medical Center Drive as part of its previously disclosed plan to consolidate its operations into fewer locations.

     Maryland Economic Development Corporation (MEDCO) will continue to hold title to the facility, which has served as Human Genome Sciences’ research center, and has entered into a new lease with an undisclosed third party.

     Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “The agreement announced today is an important component of our previously disclosed facilities consolidation program. It will also free up $76 million of cash by eliminating the cash restriction associated with the financing of 9800 Medical Center Drive. This transaction reduces the total amount of cash restricted on our balance sheet, which is related to various facility financings, from $294 million to $218 million. Most of our employees who are currently working there will be moved to other Human Genome Sciences locations in Rockville, including our newest facility at 14200 Shady Grove Road. We will continue to use a portion of the 9800 building for a period of time, so certain employees will remain there for now and be moved to our other facilities at a later date.”

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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